Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2011, with respect to the consolidated financial statements of PGS Consultoria e Serviços Ltda. included in Bloomin’ Brands, Inc.’s Registration Statement on Form S-1 and related Prospectus for the registration of $300,000,000 of its common stock.

/s/ Ernst & Young Terco Auditores Independentes S.S.

Rio de Janeiro, Brazil

April 5, 2012